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                                                                    EXHIBIT 3.04

                               SECURITY AGREEMENT

     THIS SECURITY AGREEMENT (this "AGREEMENT") is entered into as of November 1, 2006, between UNITED MEDICORP, INC., a Delaware corporation ("BORROWER"), and STEVENS FINANCIAL GROUP, L.L.C., an Illinois limited liability company ("LENDER").

                                    RECITALS

     WHEREAS, Borrower has issued to Lender a secured promissory note in the original principal amount of Seventy Six Thousand Dollars ($76,000) (the "NOTE"), pursuant to the Note and Warrant Purchase Agreement, dated as of the date hereof, between Borrower and Lender (the "PURCHASE AGREEMENT"). The parties wish to enter into this Agreement to secure Borrower's obligations under the Note.

     NOW, THEREFORE, IT IS AGREED THAT:

     1. DEFINITIONS. Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "AFFILIATE" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

          (b) "BORROWER'S BOOKS" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

          (c) "CHANGE OF CONTROL" means (i) any merger or consolidation of Borrower with or into any other corporation or other entity, or any other reorganization of Borrower, in which the holders of Borrower's outstanding capital stock immediately prior to such transaction do not, immediately after such transaction, retain a majority of the voting power of the surviving entity or its parent, other than a transaction which results in Lender or an Affiliate of Lender holding such majority voting power, (ii) any Person or any Persons (other than Lender and/or Affiliate(s) of Lender) acting together that would constitute a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934, or any successor provision thereto, shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act, or any successor provision thereto) in a single transaction or a series of related transactions, of more than 50% of the aggregate voting power of Borrower's equity securities; or (iii) any sale of all or substantially all of Borrower's assets, other than a sale to Lender or an Affiliate of Lender.

          (d) "COLLATERAL" means the personal property described in EXHIBIT A.

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          (e) "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

          (f) "COPYRIGHTS" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

          (g) "EQUIPMENT" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

          (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          (i) "GAAP" means generally accepted accounting principles as from time to time set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession in the United States.

          (j) "INDEBTEDNESS" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by the Note, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

          (k) "INTELLECTUAL PROPERTY COLLATERAL" means all of Borrower's right, title, and interest in and to the following:

               (i) Copyrights, Trademarks and Patents;


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               (ii) All trade secrets, and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

               (iii) All design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

               (iv) All claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

               (v) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

               (vi) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

               (vii) All proceeds and products of the foregoing, including all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

          (l) "INVENTORY" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

          (m) "INVESTMENT" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

          (n) "LIEN" means any lien, pledge, mortgage, or security interest.

          (o) "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of the Borrower and its Subsidiaries or (ii) the ability of the Borrower to repay the Obligations or otherwise perform its obligations under the Note or any of the other Transaction Documents or (iii) the priority of Lender's security interests in the Collateral.

          (p) "PATENTS" means all patents, patent applications and like protections including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

          (q) "PERMITTED INVESTMENTS" means:


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               (i) Investments existing on the date stated above; and

               (ii) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof and (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service.

          (r) "PERMITTED LIENS" means: (i) Liens in favor of Lender, (ii) Liens in favor of prior secured creditors described in EXHIBIT B; (iii) Liens for taxes, assessments or other governmental charges which are not yet due and payable or which are being contested in good faith with a reserve or other appropriate provision having been made therefor; (iv) Liens of landlords (including security deposits under leases), carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than ninety (90) days delinquent or which are being contested in good faith; provided that a reserve or other appropriate provision shall have been made therefor; (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, regulatory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (vi) Liens securing contingent reimbursement obligations under letters of credit; (vii) Liens on equipment and related software to secure (1) the purchase price and related soft costs of such equipment and related software, as applicable, or (2) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment and related software; provided that such Liens are confined solely to the equipment and related software so acquired, and the proceeds thereof, and the amount secured does not exceed the acquisition price thereof; (viii) liens on equipment and related software when acquired; (ix) licenses or sublicenses and any interest or title of a licensor or licensee under any license or sublicense; (x) Liens on earnest money deposits required under a letter of intent or purchase agreement; (xi) Liens on escrowed cash, representing a portion of the proceeds of sales or other transactions, established to satisfy contingent post closing obligations (including earn-outs, indemnities and working capital adjustments); (xii) leases or subleases granted in the ordinary course of business; (xiii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; (xiv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the real property of Borrower;
(xv) Liens consisting of bankers' liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings; (xvi) assignments of uncollectible accounts receivable to collection agencies in the ordinary course of business; and (xvii) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property.


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          (s) "PERMITTED INDEBTEDNESS" means:

               (i) Indebtedness existing on the date hereof and disclosed in the Schedule hereto;

               (ii) Indebtedness secured by a Lien described in clause (vii) of the defined term "Permitted Liens";

               (iii) Subordinated Debt; and

               (iv) Indebtedness incurred to refinance any Indebtedness permitted under the foregoing clauses, provided that (1) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, (2) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, and (3) the interest rate with respect to such Indebtedness is less than or equal to that of the Indebtedness being refinanced. "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

          (t) "PERSON" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

          (u) "SUBORDINATED DEBT" means any indebtedness incurred by Borrower that is subordinated to the debt owing by Borrower to Lender on terms acceptable to Lender (and identified as being such by Borrower and Lender).

          (v) "SUBSIDIARY" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate of Borrower.

          (w) "TRADEMARKS" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

          (x) "TRANSACTION DOCUMENTS" means this Agreement, the Note, the Purchase Agreement, the Warrants dated as of the date hereof and issued by the Borrower to the Lender, the Deed of Trust dated as of the date hereof issued by the Borrower in favor of the Lender, the Subsidiary Guarantee dated as of the date hereof and issued by United Moneycorp, Inc. in favor of Lender and any and all related documents thereto.


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          (y) "UCC" means the Uniform Commercial Code as in effect in the State of Illinois; provided, that if, by applicable law, the perfection or effect of perfection or non-perfection of the security interest created hereunder in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

     2. GRANT OF SECURITY INTEREST.

          (a) Security Interest. As security for the payment and performance of the Obligations (as defined below), Borrower hereby grants to Lender a continuing security interest in all of Borrower's right, title and interest in and to in the Collateral.

          (b) Obligations Secured. The security interest granted hereunder secures payment and performance of all obligations of Borrower to Lender under this Agreement and all obligations of Borrower to Lender under the Note, including all unpaid principal of the Note, all interest accrued thereon, and all other amounts payable by Borrower to Lender under the Note, whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including any interest that accrues after the commencement of an Insolvency Proceeding (collectively, the "OBLIGATIONS").

          (c) Authorization to File Financing Statement. Borrower authorizes Lender to file one or more financing statements describing the Collateral with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, as applicable. Lender shall promptly provide Borrower with copies of all such financing statements filed.

     3. AFFIRMATIVE COVENANTS. So long as the Obligations remain outstanding (other than contingent indemnification obligations), Borrower covenants to Lender that it will do all of the following:

          (a) Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification as a foreign corporation in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

          (b) Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

          (c) Protection of Collateral. Borrower shall keep the Collateral in good condition and repair, maintain, preserve, defend and protect the Collateral from loss, damage or deterioration (ordinary wear and tear excepted), except to the extent Borrower has determined, in its reasonable business judgment, that such Collateral is no longer useful in the operation of its business.


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          (d) Notice of Certain Actions; Location of Collateral. Borrower shall give prompt written notice to Lender of: (i) any change in the location of its chief executive office; (ii) any change in its corporate name; (iii) any change its jurisdiction of organization; and (iv) any change in its executive officers.

          (e) Inspection. Upon reasonable prior written notice, Borrower shall provide a representative of Lender with access to the Collateral and all books and records relating thereto for the purpose of conducting an inspection and audit of the Collateral, at Lender' sole cost and expense, at reasonable times during regular business hours.

          (f) Insurance. Borrower shall carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance with respect to the Collateral in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses of similar size and owning similar properties in the localities where it operates or as reasonably determined by its Board of Directors or executive officers.

          (g) Taxes. Borrower shall make, and shall cause each of its Subsidiaries to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each of its Subsidiaries to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower or such Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is being contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.

          (h) Intellectual Property Rights.

               (i) Within forty-five (45) days after the end of each fiscal quarter, Borrower shall give Lender written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office during such fiscal quarter, including the date of such filing and the registration or application numbers, if any. Borrower (A) shall give Lender not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (B) prior to the filing of any such applications or registrations, shall execute such documents as Lender may reasonably request for Lender to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Lender, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Lender with (X) a copy of such applications or registrations, without the exhibits, if any, thereto, (Y) evidence of the filing of any documents requested by Lender to be filed for Lender


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to maintain the perfection and priority of its security interest in such intellectual property rights, and (Z) the date of such filing.

               (ii) Borrower shall execute and deliver such additional instruments and documents from time to time as Lender shall reasonably request to perfect and maintain the priority of Lender's security interest in the Intellectual Property Collateral. Borrower shall (A) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights to the extent that the failure to do so could be reasonably expected to have a Material Adverse Effect, (B) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Lender in writing of material infringements detected and (C) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.

               (iii) Lender shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this section to take but which Borrower fails to take, after 15 days' notice to Borrower. Borrower agrees to reimburse and indemnify Lender for all reasonable and documented costs and reasonable expenses incurred in the reasonable exercise of its rights under this section.

          (i) Further Assurances. From time to time, Borrower shall execute, deliver, file and record such further instruments, endorsements and other documents, and take such further action as Lender may reasonably request to perfect and continue the perfection, maintain the priority of, or provide notice of, Lenders' security interest in the Collateral.

     4. NEGATIVE COVENANTS. So long as the Obligations remain outstanding (other than contingent indemnification obligations), Borrower covenants to Lender that it will not do any of the following:

          (a) Clear Title. Grant or suffer to exist any Lien against any of the Collateral, other than Permitted Liens.

          (b) Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "TRANSFER"), or permit any of its Subsidiaries to Transfer, all or any part of its material business properties or assets, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out, obsolete, excess or retired (i.e., no longer actively deployed) Equipment.

          (c) Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

          (d) Distributions; Splits; Reclassifications; Etc. Declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock.


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          (e) Investments. Directly or indirectly acquire or own, or make any
Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Lender or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Lender in form and substance satisfactory to Lender; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

          (f) Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

          (g) Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Lender's prior written consent.

          (h) Compliance. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any loan secured hereby for such purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Lender's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

          (i) Negative Pledge Agreements. Permit the inclusion in any contract to which Borrower becomes a party of any provisions that could restrict or invalidate the creation or enforcement of a security interest in any of Borrower's property.

          (j) Capital Stock. Issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest, but excluding any shares of common stock issued upon conversion of the Note), of Borrower or any of the Subsidiaries, other than issuances of shares of common stock pursuant to the Plans or upon exercise of options, warrants or other convertible securities outstanding as of the date hereof.

          (k) Corporate Governance Matters. Amend or waive any provisions of its Certificate of Incorporation or Bylaws, or change the number of directors on Borrower's Board of Directors.


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          (l) Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other non-Affiliate business organization, other than Lender or its Affiliates, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

     5. EVENTS OF DEFAULT; REMEDIES.

          (a) The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" hereunder:

               (i) Borrower's failure to pay any amount payable under the Note in accordance with the terms thereof; provided, however, that Borrower shall have three (3) business days in which to cure any failure to pay interest due under the Note;

               (ii) Borrower's breach of any representation and warranty made to Lender in any of the Transaction Documents or Borrower's breach of any covenant under any of the Transaction Documents which is not cured within ten (10) business days of the earlier of Borrower learning of such breach or of notice thereof from Lender; provided, however, that if the cure will take more than ten
(10) business days and Borrower is diligently pursuing such cure during such ten
(10) business day period, then an Event of Default shall not occur with respect to such breach if it is cured within twenty (20) business days of the earlier of an officer of Borrower learning of such breach or receipt by Borrower of notice thereof from Lender;

               (iii) Borrower (A) has an order for relief entered against it under the federal Bankruptcy Code, (B) makes an assignment for the benefit of creditors, (C) applies for or seeks the appointment of a receiver, liquidator, assignee, trustee or other similar official for it or of any substantial part of its property or any such official is appointed, other than upon Borrower's request, and such unrequested appointment continues for sixty (60) days, (D) institutes proceedings seeking an order for relief under the federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or any of its debts under other applicable federal or state law relating to creditor rights and remedies, or any such proceeding is filed against it, other than upon Borrower's request, and such unrequested proceeding continues undismissed or unstayed for thirty (30) days, or (E) takes corporate action in furtherance of any of the foregoing actions;

               (iv) the occurrence and continuance of any default under any lease or Indebtedness having an outstanding principal amount in excess of $10,000 that gives the lessor or the creditor of such Indebtedness, as applicable, the right to accelerate the lease payments or the Indebtedness, as applicable, or the right to exercise any rights or remedies with respect to any of the Collateral;

               (v) the entry of any judgment or order against Borrower which remains unsatisfied or undischarged and in effect for forty-five (45) days after such entry without a stay of enforcement or execution;

               (vi) the occurrence of a Change of Control; or


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               (vii) any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) business days, or Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

          (b) Upon the occurrence and during the continuance of any Event of Default, Lender, may at any time, do any of the following:

               (i) accelerate the payment of the amounts owing under the Note;

               (ii) enforce the Note by exercise of the rights and remedies under this Agreement or granted to Lender by applicable law; and

               (iii) exercise, in addition to all other rights and remedies granted in this Agreement, all rights and remedies of a secured party under the UCC and other applicable laws.

          (c) Without limiting the generality of the foregoing provisions in
Section 5(b), Lender shall have the right to sell or otherwise dispose of all or any part of the Collateral, either at public or private sale, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such terms and conditions, all as Lender, in its sole discretion, may deem advisable, and it shall have the right to purchase at any such sale. Borrower agrees that a notice sent at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made shall be reasonable notice of such sale or other disposition. The proceeds of any such sale or other Collateral disposition shall be applied, first to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and to Lender's reasonable and documented attorneys' fees and legal expenses, and then to the Obligations and to the payment of any other amounts required by applicable law, after which Lender shall account to Borrower for any surplus proceeds. If, upon the sale or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which Lender is legally entitled, Borrower shall be liable for the deficiency, together with interest thereon at the default rate specified in the Note, and the reasonable and documented fees of any attorneys Lender employs to collect such deficiency; provided, however, that the foregoing shall not be deemed to require Lender to resort to or initiate proceedings against the Collateral prior to the collection of any such deficiency from Borrower. To the extent permitted by applicable law, Borrower waives all claims, damages and demands against Lender arising out of the retention or sale or lease of the Collateral or other exercise of Lender's rights and remedies with respect thereto.

          (d) To the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take or insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisal of the Collateral or any part thereof, prior to any sale or sales thereof to be made pursuant to any provision herein contained, or the decree, judgment or order of any court of competent jurisdiction; or, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, hereby expressly waives all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.

          (e) Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all Borrower's right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the Collateral sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against all persons and entities claiming the Collateral sold or any part thereof under, by or through Borrower, its successors or assigns.

          (f) Borrower appoints Lender, and any officer, employee or agent of Lender, with full power of substitution, as Borrower's true and lawful attorney-in-fact, effective as of the date hereof, with power, in its own name or in the name of Borrower, (i) to endorse any note, checks, drafts, money orders, or other instruments of payment in respect of the Collateral that may come into Lender's possession, to sign and endorse any drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to Collateral; (ii) to demand, collect, issue receipt for, compromise, settle and sue for monies due in respect of the Collateral; (iii) to notify parties obligated with respect to the Collateral to make payments directly to Lender; (iv) to pay or discharge taxes or Liens at any time levied or placed on or threatened against the Collateral; (v) to execute UCC financing statements and other documents, instruments and agreements required hereunder and, (vi) generally, to do, at Lender's option and at Borrower's expense, at any time, or from time to time, all acts and things which Lender deems necessary to protect, preserve and realize upon the Collateral and Lender's security interest therein to effect the intent of this Agreement, all as fully and effectually as Borrower might or could do; provided, however, that Lender shall not exercise any such powers granted pursuant to subsections (i) through (iii) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default; provided, further, that Lender provides Borrower with prompt notice of such actions having been taken and Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be irrevocable as long as any of the Obligations are outstanding.

          (g) All of Lender's rights and remedies with respect to the Collateral, whether established hereby or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

     6. TERM. The term of this Agreement shall begin on the date stated above and shall continue and be binding upon Borrower until all Obligations have been fully paid (other than contingent indemnification obligations).

     7. MISCELLANEOUS.

          (a) Indemnity. Borrower shall defend, indemnify and hold harmless Lender and its stockholders, directors, officers, employees, and agents against:
(i) all obligations,
demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and the Note; and (ii) all losses and expenses in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to transactions between Lender and Borrower whether under this Agreement or the Note, or otherwise (including reasonable and documented attorneys' fees and expenses), except for losses caused by Lender's gross negligence or willful misconduct. The indemnity under this Section 7(a) shall survive payment, performance and discharge of the Obligations and the termination of this Agreement until applicable statutes of limitations for actions that may be brought against Lender have run.

          (b) Limitation on Lender' Duty in Respect of Collateral. Lender shall not have any obligation or liability under any contract or license by reason of or arising out of this Agreement or the granting of a security interest therein or the receipt of any payment relating to any contract or license pursuant hereto, nor shall Lender be required or obligated in any manner to perform or fulfill any of Borrower's obligations under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times. Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it takes such action as Borrower requests in writing, but Lender's failure to comply with any such request shall not in itself be deemed a failure to act reasonably, and no failure of Lender to do any act not so requested shall be deemed a failure to act reasonably.

          (c) Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Illinois, without reference to the conflicts of law provisions thereof except as required by mandatory provisions of law and to the extent the validity or perfection of the security interests hereunder, or the remedies hereunder, in respect of any Collateral are governed by the law of a jurisdiction other than Illinois.

          (d) Severability of Provisions. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          (e) Time of the Essence. Time is of the very essence of this Agreement.

          (f) Notices. All notices required or permitted hereunder shall be in writing and shall be given, and be deemed effective, in accordance with Section 9(d) of the Purchase Agreement.

          (g) Waiver; Amendment. No failure or delay on Lender's part in the exercise of any right or remedy, power or privilege shall operate as a waiver thereof. No single or partial exercise of a right or remedy, power or privilege shall preclude other or further exercise thereof. No waiver of any right hereunder shall be effective unless in a writing executed by Lender and

Borrower. Any such waiver shall be effective only for the specific purpose for which it is given. The rights and remedies under this Agreement are cumulative and not exclusive of any other rights, remedies, powers or privileges that may otherwise the available to Lender. No provision of this Agreement may be amended, waived or modified or rights modified or released, other than by a document signed by Borrower and Lender. This Agreement may be amended, waived or modified upon the written consent of Borrower and Lender.

          (h) Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns; provided, however, that (i) Borrower's rights and obligations shall not be assigned or delegated without Lender's prior written consent, given in its sole discretion, and any purported assignment or delegation without such consent shall be void ab initio, and (ii) Lender may not assign any of the Obligations, or its rights and obligations hereunder, to any Person that is not an Affiliate of Lender.

          (i) Joint Preparation. Borrower and Lender acknowledge that this Agreement was jointly prepared by them, by and through their legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of Borrower or Lender, but otherwise according to the application of the rules on interpretation of contracts.

          (j) Counterparts. This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

UNITED MEDICORP, INC.                   STEVENS FINANCIAL GROUP, L.L.C.


By: /s/ Peter W. Seaman                 By: /s/ Danniel E. Stevens
    ---------------------------------       ------------------------------------
    Peter W. Seaman                         Danniel E. Stevens
    Chairman and Chief Executive            President and Chief Executive
    Officer                                 Officer

                                    EXHIBIT A

                             COLLATERAL DESCRIPTION

     All personal property of United Medicorp, Inc. (herein referred to as "BORROWER") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

          (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Borrower's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

          (b) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Lender to sue in its own name and/or in the name of Borrower for past, present and future infringements of copyright;

          (c) all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Lender to sue in its own name and/or in the name of Borrower for past, present and future infringements of trademark provided that the Collateral shall not include any intent to use filings;

          (d) all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Borrower is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Borrower and/or in the name of Lender for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

          (e) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

          All terms above have the meanings given to them in the Illinois Uniform Commercial Code, as amended or supplemented from time to time.

                                    EXHIBIT B

                           EXISTING SECURED CREDITORS

1. Liens securing that certain Master Lease Agreement, dated August 1, 2003, payable to General Electric Credit Corporation and all amounts owing by Borrower in respect of the agreements related thereto.

2. Liens securing that certain Equipment Lease #005520870-002, dated March 3, 2003, payable to Dell Financial Services, and all amounts owing by Borrower in respect of the agreements related thereto.

3. Liens securing that certain Master Loan and Security Agreement, dated August 8, 2006, payable to Ravinia Funding, LLC, and all amounts owing by United Medcash, LLC in respect of the agreements related thereto.

4. Liens securing that certain Equipment Lease dated June 19, 2002, payable to Pitney Bowes Credit Corporation.

5. Real Estate Lien Note in the amount of $49,993.50 payable to First National Bank d/b/a National Bank of Commerce, secured by a Commercial Loans Deed of Trust, Assignment, Security Agreement and Financing Statement dated on or about November 1, 2006.

6. Incipient Healthcare Solutions, Inc. ("IHS"), and its creditor State National Bank, pursuant to the Asset Purchase Agreement dated effective August 1, 2006 between IHS and the Company, subject to a final order from the U.S. Bankruptcy Court approving the Plan of Reorganization of IHS.

                                    SCHEDULE

                              EXISTING INDEBTEDNESS

1. The Indebtedness secured by the Liens described in EXHIBIT B and such future Indebtedness as to such Liens.

2. The Company has previously provided Lender a copy of the Asset Purchase Agreement between the Company and Incipient Healthcare Solutions, Inc. ("IHS") dated effective August 1, 2006 (the "APA"). The APA includes the assumption by the Company of a Note Payable to State National Bank with a principal balance of $130,000 (plus interest) at 9/30/2006 (the "STATE NATIONAL BANK NOTE"), plus a commitment to sign an additional non-interest bearing note payable to IHS and its creditors in the amount of $150,000 (the "IHS NOTE") upon approval of the IHS Plan of Reorganization by the U.S. Bankruptcy Court (the "BANKRUPTCY PLAN"). The Bankruptcy Plan has not been approved as of November 1, 2006 and the Company is not liable for the State National Bank Note or the IHS Note.